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Exhibit 99.1

CONTACT:	Bruce Zurlnick	Cara O'Brien/Melissa Myron
	Senior Vice President and	Media Contact: Stephanie Sampiere
	Chief Financial Officer	Financial Dynamics
	Finlay Enterprises, Inc.	(212) 850-5600
(212) 808-2800

FOR IMMEDIATE RELEASE

FINLAY ENTERPRISES, INC. AND FINLAY FINE JEWELRY CORP.
COMMENCE CASH TENDER OFFERS AND CONSENT SOLICITATIONS FOR 9%
SENIOR DEBENTURES AND 8 3/8% SENIOR NOTES

New York, NY, May 7, 2004—Finlay Enterprises, Inc. ("Finlay Enterprises") (NASDAQ: FNLY) announced today it has commenced an offer to purchase for cash any and all of Finlay Enterprises' $75 million outstanding principal amount of its 9% Senior Debentures due 2008 (the "Debentures") (CUSIP No. 317884AC8). The total consideration to be paid for each validly tendered Debenture will be equal to $1,031.25 per $1,000 principal amount of the Debentures, plus any accrued and unpaid interest on the Debentures up to, but not including, the date of payment. The total consideration includes a consent payment of $20.00 per $1,000 principal amount of the Debentures payable only to holders who tender their Debentures and validly deliver their consents prior to the expiration of the consent solicitation, and tender offer consideration of $1,011.25 per $1,000 principal amount of the Debentures.

Finlay Fine Jewelry Corporation ("Finlay Jewelry" and collectively with Finlay Enterprises, "Finlay"), a wholly-owned subsidiary of Finlay Enterprises, announced today that it has commenced an offer to purchase for cash any and all of Finlay Jewelry's $150 million outstanding principal amount of its 8 3/8% Senior Notes due 2008 (the "Notes") (CUSIP No. 317887AB3). The total consideration to be paid for each validly tendered Note will be equal to $1,029.17 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the date of payment. The total consideration includes a consent payment of $20.00 per $1,000 principal amount of the Notes payable only to holders who tender their Notes and validly deliver their consents prior to the expiration of the consent solicitation, and tender offer consideration of $1,009.17 per $1,000 principal amount of the Notes.

Each consent solicitation will expire at 5:00 p.m., New York City time, on May 19, 2004, unless terminated or extended. Each tender offer will expire at 12:00 midnight, New York City time, on June 4, 2004, unless terminated or extended.

In conjunction with the tender offers, Finlay is soliciting consents to effect certain proposed amendments to the indentures governing the Debentures and the Notes. The tender offers and consent solicitations are each being made pursuant to an Offer to Purchase and Consent Solicitation Statement, dated May 7, 2004, and a related Consent and Letter of Transmittal, which more fully sets forth the terms and conditions of the tender offers and consent solicitations.

Among other things, the proposed amendments to the indentures governing the Debentures and Notes would eliminate most of the indentures' principal restrictive covenants and would amend certain other provisions contained in the indentures. Adoption of the proposed amendments to each indenture requires the consent of the holders of at least a majority of the aggregate principal amount of the outstanding Debentures or Notes, as applicable. Holders who tender their Debentures or Notes, as applicable, will be required to consent to the proposed amendments and holders may not deliver consents to the proposed amendments without tendering their Debentures or Notes, as applicable, in the tender offer. Tendered Debentures or Notes may be withdrawn and consents may be revoked at any time prior to the expiration of the consent solicitation, but not thereafter.

Each of the tender offers is conditioned upon, among other things, minimum tender conditions, a requisite consent condition, the consents of required institutions under Finlay's revolving credit facility and gold consignment agreement to the purchase of the Debentures and Notes in the tender offers and the completion of an offering by Finlay Jewelry of new debt securities in the principal amount of at least $200.0 million. The new notes will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Credit Suisse First Boston LLC is acting as dealer manager and solicitation agent for the tender offers and the consent solicitations. The depositary for the tender offers is HSBC Bank USA. Questions regarding the tender offers and consent solicitations may be directed to Credit Suisse First Boston, telephone number (800) 820-1653 (toll free) and (212) 325-3784 (call collect). Requests for copies of Finlay Enterprises' and/or Finlay Jewelry's respective Offer to Purchase and Consent Solicitation Statements and related documents may be directed to MacKenzie Partners, telephone number (800) 322-2885 (toll free) and (212) 929-5500 (call collect).

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to the Debentures and Notes nor is this announcement an offer or solicitation of an offer to sell new debt securities. The tender offers and consent solicitations are made solely by means of Finlay Enterprises' and Finlay Jewelry's Offers to Purchase and Consent Solicitation Statements.

Finlay Enterprises, Inc., through its wholly-owned subsidiary, Finlay Fine Jewelry Corporation, is one of the leading retailers of fine jewelry and the largest operator of leased fine jewelry departments in department stores throughout the United States. The number of locations at the end of fiscal 2003 totaled 972.

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  Exhibit 99.1